Exhibit 99(b)(4)(k)

                    JEFFERSON NATIONAL LIFE INSURANCE COMPANY
                        HOME OFFICE: DALLAS, TEXAS 75201
         ADMINISTRATIVE OFFICE: 9920 CORPORATE CAMPUS DRIVE, SUITE 1000,
                           LOUISVILLE, KENTUCKY 40223
                            TELEPHONE: 1-866-667-0561
                        (HEREINAFTER CALLED THE COMPANY)

                                   ENDORSEMENT

The Contract to which this Endorsement is attached (hereinafter referred to as "Contract") shall be modified in the following particulars effective as of the Contract Issue Date. In the case of a conflict with any provision in the Contract, the terms of this Endorsement will control.

Under the section OWNER, ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS, the Joint Owner provision is amended to read as follows:

JOINT OWNER: A Contract may be owned by Joint Owners. Upon the death of either Owner, the surviving Owner will be the Primary Beneficiary. Any other Beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in an Authorized Request.





SIGNED FOR JEFFERSON NATIONAL LIFE INSURANCE COMPANY



                 President                           Secretary



















MONADV-END 01/07


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